Exhibit 5.1

January 23, 2004

Powerwave Technologies, Inc.

1801 E. St. Andrew Place

Santa Ana, CA 92705

Re:    Powerwave Technologies, Inc., Registration Statement on Form S-4

Registration Statement on Form S-4

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-4 (the “Registration Statement”) filed by Powerwave Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on January 26, 2004 in connection with the registration under the Securities Act of 1933, as amended, of up to 54,600,000 shares (the “Shares”) of common stock, par value $.0001 per share, of the Company, to be issued by the Company to the shareholders of LGP Allgon Holding AB, a Swedish corporation (“LGP Allgon”) in connection with an exchange offer (the “Exchange Offer”) for all the outstanding shares of LGP Allgon.

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization and issuance of the Shares.

Based upon such examination, and subject to compliance with applicable state securities and “blue sky” laws, it is our opinion that the Shares, when issued upon consummation of the Exchange Offer in accordance with the terms of the Exchange Offer and in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the joint proxy statement/prospectus, which is a part of the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/    Stradling Yocca Carlson & Rauth